FURNITURE BRANDS INTERNATIONAL, INC.
2012-2013 DRIVE FOR RESULTS INCENTIVE PLAN

1.    Purpose. The Furniture Brands International, Inc. 2012-2013 Drive For Results Incentive Plan (the “DFRIP”) is a performance-based incentive program. The purpose of the DFRIP is to reward eligible employees of Furniture Brands International, Inc. and its participating wholly-owned subsidiaries (collectively, the “Company”) for sustained Company financial performance. The DFRIP is established under, and constitutes a part of, the 2010 Omnibus Incentive Plan (the “Plan”), which Plan was previously approved by stockholders.

2.    Performance Period. The period from July 1, 2012 to December 29, 2012, shall constitute the 2012 performance period (the “2012 Performance Period”), and the period from December 30, 2012 to December 28, 2013, or the Company's 2013 fiscal year, shall constitute the 2013 performance period (the “2013 Performance Period,” and collectively with the 2012 Performance Period referred to herein as the “Performance Periods”), for the purpose of determining Awards payable to Participants in the DFRIP.

3.    Eligible Employee. Eligible employees are designated by the Administrator for participation in the DFRIP (“Participants”). Designation of an individual as eligible for participation in the DFRIP does not guarantee the right to receive any incentive award at the end of the Performance Period, the right to continued employment, nor the assurance of participation in future incentive plans.

4.    DFRIP Structure

4.1.    Individual Performance Objectives. The DFRIP Individual Performance Objectives are designed to reward Participants for the achievement of individual strategic and financial performance objectives established at the beginning of each Performance Period.

4.2.    Payout Formula. Under the DFRIP, each Participant has the opportunity to receive a cash payment equal to a percentage of each Participant's Annual STIP Incentive Target (the “DFRIP Target”). As such, subject to the attainment of the Individual Performance Objectives, the amount of the Award that each Participant shall be eligible to receive shall be based on the following formula:

2012 Performance Period

Annual Base Salary x Annual STIP Target x DFRIP Target x 50%*

$150,000 x 30% x 33% x 50% = $7,425

* For the 2012 Performance Period, the target award is reduced by 50% since the performance period only represents one-half of the 2012 fiscal year.

2013 Performance Period

Annual Base Salary x Annual STIP Target x DFRIP Target

$150,000 x 30% x 33% = $14,850

4.3.    Administrator Discretion. The Administrator shall have the sole discretion to establish the amount of any Award payable to any Participant and whether to make any Awards even if specific Individual Performance Objectives are achieved. In no event may the Administrator increase any Award for a Participant beyond the maximum award payable; and provided further that in no event will positive discretion be applied to any Award made to a “covered employee” (as defined under Code Section 162(m) and the regulations issued thereunder). Achievement of the performance goals is not a guarantee of payment of any Award.

5.    Distribution. Subject to termination of this DFRIP as set forth herein and termination of the Participant's employment, the Awards that are payable under the DFRIP, based on the payout formula described in Section 4, shall be distributed within two and one-half (2 1/2) months of the end of each Performance Period; provided, however, that no distribution, including any distribution that may be made pursuant to Section 6, shall be made hereunder until after the Committee has certified the attainment of the Individual Performance Objectives following the end of each Performance Period and the Administrator has determined the amount to be paid to each Participant. Notwithstanding anything herein to the contrary, such distributions shall be made no later than required by Code Section 409A to avoid treatment of the DFRIP as a deferred compensation plan under Code Section 409A. The date as of which payment is made in accordance with this Section is referred to herein as the “Payment Date.”

6.    Changes in Employment Status.

6.1    New Hires. New hires are not eligible to participate in the DFRIP.

6.2    Promotions/Demotions. If a Participant is promoted or demoted during the Performance Period resulting in a change to the Drive For Results Incentive Award, the Award for such an individual shall be based on the DFRIP Target for the Assignment at the end of the Performance Period. The award will be determined on the basis of the number of full months during the Performance Period that the individual was a Participant in the DFRIP. Notwithstanding the foregoing, in no event will positive discretion be applied to any Award made to a “covered employee” (as defined under Code Section 162(m) and the regulations issued thereunder).

6.3    Transfers. If a Participant transfers during the Performance Period, the Participant's participation in the DFRIP will continue uninterrupted. If such Participant transfers from one business unit or department to another business unit or department during the Performance Period and new individual performance objectives are established prior to the end of the Company's third quarter, the Award for such individual will be pro-rated, whereby the Award for the new Assignment at the new business unit or department will apply to the remainder of the Performance Period and will be paid based on such Participants' achievement of the Individual Performance Objectives, and the Award for the immediately preceding Assignment at the old business unit or department will apply to the portion of the Performance Period immediately preceding such transfer and will be paid based on the Participant's achievement of the Individual Performance Objectives for that Assignment.

6.4    Terminations. If a Participant incurs a termination of employment before the Payment Date for any reason, the Participant's right to receive an Award shall be forfeited as of the date of termination of employment.

6.5    Leave of Absence. In the event that a Participant is on an unpaid Company approved leave of absence any time during the Performance Period or at the time of the Payment Date, such Participant shall be entitled to a distribution of the Award, in accordance with Section 5, that would otherwise be payable to the Participant pro-rated based upon a fraction, the numerator of which is the number of full months worked on active payroll in a DFRIP eligible Assignment during the Performance Period and the denominator of which is the number of full months in the Performance Period. In the event that a Participant is on a leave of absence due to short-term disability any time during the Performance Period, the period of time on short-term disability shall be treated as time on active payroll and will be credited toward the determination of the Participant's Award and the Participant shall be entitled to payment of the Award in accordance with Section 5, even if the Participant is on the short-term disability leave of absence as of the Payment Date.

7.    Operation and Administration.

7.1    Plan Administration.  Except as otherwise expressly provided herein, full power and authority to interpret and administer the DFRIP is vested in the Committee. The Committee may from time to time make such decisions and adopt such rules and regulations for implementing the DFRIP as it deems appropriate for any Participant under the DFRIP. Any decision taken by the Committee arising out of or in connection with the construction, administration, interpretation and effect of the DFRIP shall be final, conclusive and binding upon all Participants and any person claiming under or through them.

7.2    Tax Withholding. All distributions under the DFRIP are subject to withholding of all applicable taxes.

7.3.    Settlement of Awards. The obligation to make payments and distributions with respect to Awards shall be satisfied through delivery of cash. Satisfaction of any such obligations under an Award, which is sometimes referred to as the “settlement” of the Award, may be subject to such conditions, restrictions and contingencies as the Administrator shall determine. Each business unit shall be liable for payment of cash due under the DFRIP with respect to any Participant to the extent that such benefits are attributable to the services rendered for that business unit by the Participant. Any disputes relating to liability of a business unit for cash payments shall be resolved by the Administrator.

7.4.     Transferability. Awards under the DFRIP are not transferable.

7.5.    Limitation of Implied Rights. Neither a Participant nor any other person shall, by reason of participation in the DFRIP, acquire any right in or title to any assets, funds or property of the Company, including, without limitation, any specific funds, assets, or other property which the Company, in its sole discretion, may set aside in anticipation of a liability under the DFRIP. A Participant shall have only a contractual right to the cash, if any, payable under the DFRIP, unsecured by any assets of the Company, and nothing contained in the DFRIP shall constitute a guarantee that the assets of the Company shall be sufficient to pay any benefits to any person. The DFRIP does not constitute a contract of employment, and status as a Participant shall not give any individual the right to be retained in the employ of the Company, nor any right or claim to any benefit under the DFRIP, unless such right or claim has specifically accrued and vested under the terms of the DFRIP.

8.    Amendment. The Committee may amend the DFRIP unilaterally if the Committee determines that amendment is necessary to assure that Awards paid to “covered employees” (as defined under Code Section 162(m) and the regulations issued thereunder) under the STIP constitutes qualified performance-based compensation under Code Section 162(m).  The Committee also may amend the DRFIP unilaterally in any way if the Committee determines that such amendment (i) is not contrary to the terms of the Plan, (ii) does not require shareholder approval, and (iii) would not jeopardize qualification of Awards to covered employees under the STIP as performance-based compensation under Code Section 162(m).

9.    Change in Control. In the event of any Corporate Transaction (as defined in the Plan), the Committee can make any adjustments to the DFRIP that are deemed appropriate to reflect the Corporate Transaction, in its sole discretion, unless the Participant has a written agreement binding on the Company that provides otherwise.

10.    Recoupment. Any payouts under this DFRIP are subject to the Company's Incentive Recoupment Policy which was effective January 1, 2010, as such policy may be amended from time to time in the sole discretion of the Board.

11.    Definitions. In addition to the other definitions contained herein, the following definitions shall apply:

(a)    Administrator shall mean the Committee with respect to Awards granted to Executives. With respect to Awards to Participants other than Executives, the Administrator shall mean the Committee, or any person or committee authorized by the Board to establish compensation levels for such employees.
(b)    Annual STIP Incentive Target refers to the percentage of a Participant's rate of base pay during the Performance Period, which percentage shall be based on the Participant's Assignment, the competitive marketplace and shall be established by the Administrator.
(c)    Assignment refers to a Participant's position or location and/or business unit.
(d)    Award shall mean a cash payment made to a Participant pursuant to the DFRIP.
(e)    Board means the Board of Directors of the Furniture Brands International, Inc.
(f)    Committee refers to the Human Resources Committee of the Board of Directors of Furniture Brands International, Inc.
(g)    Code means the Internal Revenue Code of 1986, as amended from time to time (and the regulations issued thereunder). A reference to any provision of the Code shall include reference to any successor provision of the Code (and the regulations issued thereunder).
(h)    DFRIP Target refers to the percentage of a Participant's Annual STIP Incentive Target established by the Committee.
(i)    Individual Performance Objectives shall mean the individual performance objectives established at the beginning of each Performance Period by Participants and their managers.
(j)    Participant shall mean any employee of the Company who is eligible to participate in the STIP in accordance with Section 3.

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